EXHIBIT 11


                LOMAS FINANCIAL CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS (LOSS) PER SHARE
                  (in thousands, except per share amounts)


                                        Quarter Ended      Six Months Ended
                                         December 31          December 31
                                     ------------------   ------------------
                                       1994      1993       1994      1993
                                     --------  --------   --------  --------
Primary earnings (loss) per share:
  Average common shares outstanding 20,132 20,100 20,115 20,099 Common stock equivalents under
    Nonemployee Directors Long Term
    Incentive Plan                         22         32        29        30
                                     --------  --------   --------  --------
      Total shares                     20,154     20,132    20,144    20,129
                                     ========  ========   ========  ========

Loss from continuing operations      $(33,709) $ (42,503) $(41,059) $(82,201)
Loss from discontinued operations      (7,500)    (5,635)  (13,000)  (15,504)
                                     --------  --------   --------  --------
Net loss                             $(41,209) $ (48,138) $(54,059) $(97,705)
                                     ========  ========   ========  ========

Primary earnings (loss) per share:
  Loss from continuing operations      $(1.67)   $ (2.11)   $(2.04)   $(4.08)
  Loss from discontinued operations      (.37)      (.28)     (.64)     (.77)
                                       ------    ------     ------    ------
  Net loss                             $(2.04)   $ (2.39)   $(2.68)   $(4.85)
                                       ======    ======     ======    ======


Fully diluted earnings (loss) per share:
  Average common shares outstanding 20,132 20,100 20,115 20,099 Common stock equivalents under
    Nonemployee Directors Long Term
    Incentive Plan                         22         32        29        30
                                     --------  --------   --------  --------
      Total shares                     20,154     20,132    20,144    20,129
                                     ========  ========   ========  ========

Loss from continuing operations      $(33,709) $ (42,503) $(41,059) $(82,201)
Loss from discontinued operations      (7,500)    (5,635)  (13,000)  (15,504)
                                     --------  --------   --------  --------
Net loss                             $(41,209) $ (48,138) $(54,059) $(97,705)
                                     ========  ========   ========  ========

Primary earnings (loss) per share:
  Loss from continuing operations      $(1.67)   $ (2.11)   $(2.04)   $(4.08)
  Loss from discontinued operations      (.37)      (.28)     (.64)     (.77)
                                       ------    ------     ------    ------
  Net loss                             $(2.04)   $ (2.39)   $(2.68)   $(4.85)
                                       ======    ======     ======    ======